Exhibit 99.1

RLH CORPORATION ANNOUNCES ORGANIZATIONAL CHANGES

IMPLEMENTS REDUCTION IN FORCE AND OTHER COST SAVINGS

PROVIDES OPERATIONAL UPDATE RELATED TO COVID-19

Company to Hold Investor Conference Call April 6, 2020

DENVER, April 2, 2020 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a hospitality company doing business as RLH Corporation which franchises midscale and economy hotels, today announced a series of organizational changes and cost cutting measures including changes to senior management, a reduction in force and the closing of the Company’s Spokane office. These initiatives accelerate cost-cutting measures begun at the end of 2019 and broaden the scope of cost reductions in light of the COVID-19 pandemic.

Carter Pate, Chairman of the Board stated, “The increasing challenges presented by the COVID-19 pandemic have prompted the Board of Directors and management to accelerate our cost reduction program. The changes include a reduction in workforce, executive, staff and Board compensation reductions, closing the Spokane office and the suspension of non-essential cap-ex programs. While difficult, these steps are necessary to maximize available resources through this challenging time. The Board thanks the entire management team for initiating and executing on these difficult decisions to position the Company to navigate these uncertain times.”

John Russell, Interim CEO, stated, “Our reduction in force also resulted in the promotion of a number of our capable associates including Nate Troup to Chief Financial Officer, and Paul Moerner to Chief Accounting Officer. We thank Julie Shiflett for her years of service and dedication to the Company; we wish her well in her future endeavors.”

Organizational Changes & Cost Reduction Measures

The Company announced the following organizational changes:

•	Nate Troup was promoted to Chief Financial Officer effective April 1, 2020; previously Mr. Troup was the Company’s Chief Accounting Officer.

•	Paul Moerner was promoted to Chief Accounting Officer; previously Mr. Moerner was Senior Director, Technical Accounting and Reporting.

•	Julie Shiflett, existing Chief Financial Officer is leaving the Company to pursue other interests.

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The Board of Directors has also suspended the Company’s search for a permanent Chief Executive Officer at this time. John Russell, as interim CEO, will continue to lead the organization through this economic challenge.

The Company has implemented the following additional measures as part of an accelerated cost-cutting program:

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A reduction in force. RLHC will be reducing its corporate workforce by roughly 40% to approximately 100 full-time equivalent employees. After this reduction, the Company has reduced 48% of the corporate workforce on a quarter-to-date basis. The workforce reduction was part of the cost cutting measures begun in late 2019; the Board elected to accelerate these measures in response to the impact of the COVID-19 pandemic. Severance expense of approximately $0.6 million will be recorded related to this reduction in force.

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Company-wide compensation reductions. Virtually all associates will be taking salary reductions. John Russell, interim CEO will be taking a 25% reduction in compensation. Most remaining staff from EVP to more junior staff levels will be subject to compensation cuts between 5% and 25%. The Board has also agreed to a 25% reduction in their base retainer for the second quarter.

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The consolidation of its office space. The Company will be closing its Spokane Office and has successfully sub-leased its surplus office space in Denver. Cost savings related to the reduction of office space are an estimated $0.3M for the remainder of 2020 and $0.5 million on an annualized basis.

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A reduction in capital spend. The Company is reducing its 2020 capital expenditures to include only essential projects for an estimated savings of $2.9 million. Furthermore, additional key money commitments for franchisees will be reduced during this challenging economic time.

Operational Update Related to COVID-19

“The safety of our guests and team members around the country is a top priority,” said John Russell, Interim Chief Executive Officer.“We have provided our franchisees guidelines and safety recommendations by the U.S. Centers for Disease Control and Prevention (CDC) detailing how to identify COVID-19 symptoms and mitigate its transmission. We recognize the pandemic has had a significant financial impact on our franchisees. In response, we have taken a number of measures to alleviate some of the challenges faced by our owners. We have also begun an investigation into the applicability of the CARES Act, and how it might benefit both RLHC and our franchisees.”

Measures taken to support our franchisees include:

•	Royalty and Marketing Fee deferral program for all brands

•	Temporary fee reductions for review responses, guest relations fees, and certain other fees

•	Delay capital intensive brand standards

•	Providing information on new legislative relief that may be available to them

The COVID-19 pandemic has been extremely punitive to travel related businesses across the nation, significantly affecting the cash flows and related valuations of lodging properties. This industry-wide change in values has impacted RLHC’s expected value of collateral supporting certain receivables from the Inner Circle default originally disclosed in Q3 of 2019. In response to the circumstances, the first lienholder for the collateral indicated its desire to exercise its right to foreclose on or take control of the collateral on an accelerated basis. In this currently depressed market, the Company does not believe that the value of the collateral will be sufficient to recover the related receivables. This has led the Company to conclude that it will recognize $6.4 million of bad debt expense in the first quarter of 2020.

Suspending New Contract Signings Guidance

Prior to the escalation of the pandemic, the Company was seeing a resurgence in interest for its franchise agreements that has slowed in the last several weeks. Given the lack of visibility on how long travel restrictions and social distancing may remain in place, which is having a disproportionate unfavorable impact on the lodging sector, the Company has decided to suspend its guidance on new location contract signings.

Conference Call and Investor Presentation Information

RLH Corporation will host a conference call with an accompanying investor presentation on Monday, April 6 at 9:00 AM Eastern Time, to discuss details of the information related to the organizational changes and cost reductions for interested investors, analysts and portfolio managers. To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341. The investor presentation can be accessed on the Investor Relations section of the website at: www.rlhco.com.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 11:00 AM Eastern Time on April 6 through midnight April 20, 2020 at (877) 660-6853 or (International) (201) 612-7415, using access code 13698294. The replay will also be available shortly after the call on the RLH Corporation website.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation which focuses on the franchising of midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions), and including statements concerning operational and financial impacts of the COVID-19 pandemic. The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, risks associated with pandemics, contagious diseases or health epidemics, including the effects of the COVID-19 pandemic; restructuring or organizational changes; our asset light model; relationships with our franchisees and properties; competitive conditions in the lodging industry; economic cycles and general economic conditions; changes in future demand and supply for hotel rooms; international conflicts and conditions; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other risks and uncertainties discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, and in other documents filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained herein speak only to the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements except as required by law.

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Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com

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